Exhibit 99.2

FOR IMMEDIATE RELEASE

CIT ANNOUNCES CHANGES TO BOARD OF DIRECTORS

•	Ellen R. Alemany to Serve as Chairwoman
•	Michael A. Carpenter and John J. Oros to Stand for Election to Board at 2016 Annual Meeting
•	John A. Thain, Michael J. Embler, David M. Moffett and Sy Sternberg to Retire from Board after 2016 Annual Meeting

NEW YORK – February 19, 2016 – CIT Group Inc. (NYSE: CIT), cit.com, a leading provider of commercial lending and leasing services, today announced several changes to its Board of Directors designed to include additional industry expertise and shareholder representation:

•	Ellen R. Alemany has been appointed Chairwoman effective after John A. Thain’s retirement as Chairman following the Company’s 2016 Annual Meeting of Stockholders (“Annual Meeting”), which is scheduled for May 10, 2016. Ms. Alemany has been a member of CIT Group’s Board of Directors since January 2014 and, as previously announced, will succeed Mr. Thain as Chief Executive Officer of the Company effective April 1, 2016.

•	Michael A. Carpenter and John J. Oros have been nominated by the Board of Directors to stand for election as part of the Company’s slate of director nominees at the 2016 Annual Meeting of Stockholders (“Annual Meeting”).

o	Mr. Carpenter, who has over 30 years of experience in banking and financial services, most recently served as CEO of Ally Financial Inc. from 2009 until 2014.

o	Mr. Oros is a Managing Director at J.C. Flowers & Co. LLC (“JCF”), with over 40 years of financial services experience. In connection with Mr. Oros’ nomination to the Board, the Company has entered into an agreement with JCF, which owns approximately 3.5% of CIT Group’s common stock.

•	John A. Thain, Michael J. Embler, David M. Moffett and Sy Sternberg will retire from the CIT Board of Directors when their current terms expire at the Annual Meeting. Mr. Thain has served as Chairman and CEO of the Company since February 2010 and previously notified the Board that he is retiring as CEO effective March 31, 2016. Mr. Embler has served as a director of the Company since December 2009, and Mr. Moffett has served as a director of the Company since July 2010. Mr. Sternberg has served as a director of the Company since December 2005.

Ms. Alemany said, “I am honored to be named Chairwoman following John Thain’s retirement in May, and we are pleased to nominate Mike Carpenter and John Oros to serve on our Board of Directors. Mike brings extensive banking experience to the Board and a deep understanding of the entire banking sector. John’s longtime financial services experience adds a valuable shareholder perspective to our Board. We look forward to benefiting from their insights and judgment as we continue to execute on our business transformation.”

Vice Admiral John Ryan, USN (Ret.), CIT Lead Director, speaking on behalf of the Board of Directors, said, “As Chairman and CEO, John Thain laid the foundation for the future of CIT. With strong and thoughtful leadership, John oversaw the successful restructuring of the Company and returned CIT to growth and profitability. On behalf of the Board, employees and shareholders, we are extremely grateful for his many significant contributions to CIT. In addition, the Board is delighted that Ellen has agreed to serve as Chairwoman following John’s retirement. Finally, I would like to take this opportunity to thank Michael, David and Sy for their years of service to the Board. We appreciate their dedicated stewardship of CIT, and we wish them all the best in their future endeavors.”

About Michael A. Carpenter

Michael A. Carpenter served as CEO of Ally Financial Inc. from November 2009 to February 2014 and as a member of the Board from May 2009 to February 2014. Previously, he founded Southgate Alternative Investments in 2007. From 2002 to 2006, he was chairman and CEO of Citigroup Alternative Investments overseeing $60 billion of proprietary capital and customer funds globally. From 1998 to 2002, Mr. Carpenter was chairman and CEO of Citigroup’s Global Corporate & Investment Bank with responsibility for Salomon Smith Barney Inc. and Citibank’s corporate banking activities globally. Prior to Citigroup, he was chairman and CEO of Travelers Life & Annuity and vice chairman of Travelers Group Inc. From 1989 to 1994, he was chairman of the board, president and CEO of Kidder Peabody Group Inc., a wholly owned subsidiary of General Electric Company. From 1986 to 1989, he was executive vice president of GE Capital Corporation, and he joined GE in 1983 as vice president of Corporate Business Development and Planning. Earlier in his career, Mr. Carpenter spent nine years as vice president and director of the Boston Consulting Group and three years with Imperial Chemical Industries of the United Kingdom.

Mr. Carpenter serves on the boards of Autobytel Inc., U.S. Retirement Partners and the New York City Investment Fund. Carpenter has been a board member of the New York Stock Exchange, General Signal, Loews Cineplex and various other private and public companies. He also served as a director of CIT Group Inc. from May 2009 to November 2009. Mr. Carpenter received a Bachelor of Science degree from the University of Nottingham, England, and an MBA from Harvard Business School. He also holds an honorary degree of Doctor of Laws from the University of Nottingham.

About John J. Oros

John J. Oros has served as a Managing Director at J.C. Flowers & Co. since 2006 and is currently a member of the firm’s Management Committee. Mr. Oros joined the firm in 2000 as an operating partner. From 2000 to 2010, Mr. Oros held a number of executive positions at Enstar Group Limited, including the role of Executive Chairman from 2000 to 2010. Prior to that, Mr. Oros was an investment banker in the Mortgage Finance and Financial Institutions Groups of Goldman Sachs for almost 20 years, where he became a General Partner in 1986 and served as head of the Latin American Financial Institutions Group from 1995 to 2000. In addition, Mr. Oros was appointed Chairman of the Federal Savings and Loan Council in 1987, where he served for two years.

Mr. Oros currently serves on the board of Cabot Group Holdings Limited. Previously, he served on the boards of Flowers National Bank, OneWest Bank N.A. (a predecessor to CIT Bank, N.A.), Encore Capital Group Inc., Banco BTG Pactual and Enstar Group Limited and various other private companies. Mr. Oros received a B.B.A. from the University of Wisconsin School of Business and served in the United States Army and Army Reserves from 1968 to 1974 achieving the rank of 2nd lieutenant.

About CIT

Founded in 1908, CIT (NYSE: CIT) is a financial holding company with more than $65 billion in assets. Its principal bank subsidiary, CIT Bank, N.A., (Member FDIC, Equal Housing Lender) has more than $30 billion of deposits and more than $40 billion of assets. It provides financing, leasing and advisory services principally to middle market companies across a wide variety of industries primarily in North America, and equipment financing and leasing solutions to the transportation sector. It also offers products and services to consumers through its Internet bank franchise and a network of retail branches in Southern California, operating as OneWest Bank, a division of CIT Bank, N.A. cit.com

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